Free Writing Prospectus

Dated September 30, 2009

Registration Statement No. 333-161668

Filed Pursuant to Rule 433 of the Securities Act of 1933

Monmouth Real Estate Investment Corporation

NASDAQ:MNRTA

September 2009
Investor Presentation

MREIC

Notices

Statements contained in this presentation that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Also, when we use any of the words "anticipate," "assume," "believe," "estimate," "expect," "intend," or similar expressions, we are making forward-looking statements. These forward-looking statements are not guarantees and are based on our current intentions and current expectations and assumptions. These statements, intentions, expectations and assumptions involve risks and uncertainties, some of which are beyond our control that could cause actual results or events to differ materially from those we anticipate or project, such as: the ability of our tenants to make payments under their respective leases; our reliance on certain major tenants and our ability to re-lease properties that are currently vacant or that become vacant; our ability to obtain suitable tenants for our properties; changes in real estate market conditions and general economic conditions; the inherent risks associated with owning real estate, including local real estate market conditions, governing laws and regulations and illiquidity of real estate investments; our ability to sell properties at an attractive price; our ability to repay debt financing obligations; our ability to refinance amounts outstanding under our credit facilities at maturity on terms favorable to us; the loss of any member of our management team; our ability to comply with certain debt covenants; our ability to integrate acquired properties and operations into existing operations; continued availability of debt or equity capital; market conditions affecting our equity capital; changes in interest rates under our current credit facilities and under any additional variable rate debt arrangements that we may enter into in the future; our ability to implement successfully our selective acquisition strategy; our ability to maintain internal controls and procedures to ensure all transactions are accounted for properly, all relevant disclosures and filings are timely made in accordance with all rules and regulations and any potential fraud or embezzlement is thwarted or detected; changes in federal or state tax rules or regulations that could have adverse tax consequences; and our ability to qualify as a real estate investment trust for federal income tax purposes.

You should not place undue reliance on these forward-looking statements, as events described or implied in such statements may not occur. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.

Notices

Monmouth Real Estate Investment Corporation ("Monmouth") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Monmouth has filed with the SEC for more complete information about Monmouth and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Monmouth or CSCA Capital Advisors, LLC will arrange to send you the prospectus if you request it by calling 212-446-9177.

Properties

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22520











Offering

Issuer:	Monmouth Real Estate Investment Corporation
Offering:	1,500,000 shares of common stock
Market Price:	$7.12 per share / (9/29/2009)
Estimated Proceeds:	$10.7 million (Gross) / $9.9 million (Net)
Use of Proceeds:	Purchase of additional properties in the ordinary course of business and general corporate purposes
Exchange / Ticker:	NASDAQ / "MNRTA"
Placement Agent:	CSCA Capital Advisors, LLC

Company Overview

- 42nd year of operation
- Focused on the ownership of net-leased industrial properties
- 58 industrial properties and 1 shopping center aggregating approximately 6.1 million square feet (1)
- Geographically diversified portfolio across 25 states
- Quality roster of investment grade tenants:
  - *90% of gross income from investment grade tenants (2)*
  - *46% of GLA leased to Federal Express Corp., which has a S&P credit rating of BBB*
- As of June 30, 2009, $21 million income-oriented diversified portfolio of REIT preferred and equity securities
- Current $0.60 annualized cash dividend

MREIC

(1) Includes the recent acquisition in Topeka, KS.
(2) Excludes gross income from two vacant and two multi-tenant facilities.

Portfolio Overview



- 59 properties (1)
- 6.1 million square feet (1)
- 25 states
- 104,500 square feet avg. size
- 96% leased
- 5.0 years avg. lease maturity
- $5.63 avg. rent per sq ft (2)

MREIC

(1) Includes the recent acquisition in Topeka, KS.
(2) Rent per square foot excludes reimbursement revenue.

Geographic Focus

Annual Gross Income by State


Florida 16.6%
Illinois 13.4%
Missouri 6.5%
Virginia 5.7%
South Carolina 5.6%
Michigan 5.2%
North Carolina 5.1%
Ohio 4.8%
Georgia 4.6%
Arizona 4.0%
Remaining 15 States 28.4%

Total Annual Gross Income = $40.8 Million

Square Footage by State


Florida 13.0%
Missouri 10.8%
Illinois 10.8%
North Carolina 7.5%
South Carolina 6.6%
Pennsylvania 5.4%
Virginia 5.0%
Georgia 5.0%
Arizona 4.7%
Ohio 4.4%
Remaining 15 States 26.8%

Total Square Footage = 6.1 Million

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Gross income includes rental and reimbursement revenue.
Data presented as of 6/30/09.

Geographic Focus

- **Portfolio of industrial properties located throughout 25 states.**
  $US in Millions, Square Footage in Thousands

Annual Gross Income by State	# of Props.	Ann. Gross Income	% of Total	Square Footage	% of Total	Gross Income Per Sq. Ft.
Florida	9	$6.8	16.6%	786	13.0%	$8.61
Illinois	6	5.5	13.4%	654	10.8%	8.39
Missouri	4	2.7	6.5%	654	10.8%	4.07
Virginia	4	2.3	5.7%	306	5.0%	7.58
South Carolina	2	2.3	5.6%	398	6.6%	5.78
Michigan	2	2.1	5.2%	265	4.4%	8.05
North Carolina	4	2.1	5.1%	455	7.5%	4.56
Ohio	3	2.0	4.8%	268	4.4%	7.32
Georgia	3	1.9	4.6%	305	5.0%	6.14
Arizona	1	1.6	4.0%	288	4.7%	5.72
Maryland	1	1.6	3.9%	149	2.5%	10.56
Colorado	2	1.5	3.7%	138	2.3%	10.90
New York	2	1.3	3.1%	135	2.2%	9.42
Wisconsin	1	1.1	2.7%	140	2.3%	7.98
New Jersey	2	1.1	2.7%	102	1.7%	10.90
Pennsylvania	2	0.8	2.0%	329	5.4%	2.49
Kansas	1	0.8	1.9%	179	3.0%	4.32
Texas	1	0.7	1.6%	92	1.5%	7.27
Nebraska	1	0.6	1.5%	88	1.5%	7.09
Minnesota	1	0.6	1.5%	59	1.0%	10.01
Tennessee	1	0.5	1.1%	68	1.1%	6.89
Connecticut	1	0.4	1.0%	55	0.9%	7.46
Alabama	1	0.3	0.8%	57	0.9%	5.55
Iowa	1	0.2	0.5%	36	0.6%	5.09
Mississippi	2	0.2	0.4%	62	1.0%	2.65
Total Portfolio	**58**	**$40.8**	**100.0%**	**6,070**	**100.0%**	**$6.73**

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Gross Income includes rental and reimbursement revenue.
Data presented as of 6/30/09.

High Quality Tenants

Tenant Mix by Annual Gross Income



FedEx
57.8%
Remaining Tenants
13.7%
HD Supply, Inc.
1.7%
Carlisle Tire & Wheel
1.9%
Home Depot
2.7%
Caterpillar
2.9%
Mead / Hallmark
2.9%
Anheuser Busch
3.5%
Norton McNaughton
3.8%
Western Container
4.0%
Kellogg
5.1%

Tenant Mix by Square Footage



FedEx
46.3%
Remaining Tenants
15.7%
Home Depot
2.8%
Carlisle Tire & Wheel
3.0%
Anheuser Busch
3.0%
Caterpillar
3.6%
Kellogg
4.6%
Western Container
4.7%
Moor Industrial Park
4.8%
Norton McNaughton
5.0%
Mead / Hallmark
6.4%

Total Annual Gross Income = $40.8 Million

Total Square Footage = 6.1 Million

MREIC

Gross income includes rental and reimbursement revenue.
Data presented as of 6/30/09.

High Quality Tenants

- 90% of gross income with investment grade public companies. (1)

$US in Millions, Square Footage in Thousands

Annual Gross Income by Tenant	# of Props.	Ann. Gross Income	% of Total	Square Footage	% of Total	Gross Income Per Sq. Ft.
FedEx	32	$23.6	57.8%	2,810	46.3%	$8.40
Kellogg	5	2.1	5.1%	389	6.4%	5.38
Western Container	1	1.6	4.0%	306	5.0%	5.39
Norton McNaughton	1	1.6	3.8%	291	4.8%	5.37
Anheuser Busch	1	1.4	3.5%	288	4.7%	4.90
Mead / Hallmark	1	1.2	2.9%	279	4.6%	4.31
Caterpillar	1	1.2	2.9%	216	3.6%	5.54
Home Depot	1	1.1	2.7%	185	3.0%	5.92
Carlisle Tire & Wheel	1	0.8	1.9%	179	3.0%	4.32
HD Supply, Inc.	1	0.7	1.7%	171	2.8%	3.98
Ryerson & Son, Inc.	1	0.7	1.6%	160	2.6%	4.17
DHL Express	1	0.7	1.6%	148	2.4%	4.43
Easton Avenue Mall	1	0.6	1.5%	125	2.1%	4.78
PGW	1	0.5	1.3%	102	1.7%	5.35
Macy's East	1	0.5	1.3%	89	1.5%	5.83
VACANT/No tenant	2	0.5	1.2%	83	1.4%	5.97
Moor Industrial Park	1	0.5	1.2%	60	1.0%	7.87
Carrier Sales & Distrib	1	0.5	1.1%	59	1.0%	7.86
Maidenform	1	0.5	1.1%	43	0.7%	10.52
MagiKitch'n (Rotoflex)	1	0.3	0.8%	38	0.6%	9.18
Keystone Automotive	1	0.2	0.5%	36	0.6%	5.09
Sherwin Williams	1	0.2	0.4%	12	0.2%	14.34
Total Portfolio	**58**	**$40.8**	**100.0%**	**6,070**	**100.0%**	**$6.73**

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Gross income includes rental and reimbursement revenue. Data presented as of 6/30/09.

(1) Excludes gross income from two vacant and two multi-tenant facilities.

Lease Expirations

- Lease expirations by year



Avg. rent per square foot
Expiring square footage (000's)
1,200 sq. ft.
1,000 sq. ft.
800 sq. ft.
600 sq. ft.
400 sq. ft.
200 sq. ft.
000 sq. ft.
$3.36
$5.83
$6.45
$4.84
$4.70
$5.10
$4.56
$3.83
$6.51
$8.03
$7.35
2.6%
9.0%
7.1%
16.7%
9.3%
4.0%
7.2%
9.1%
19.2%
9.1%
3.2%
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019

Rent per square foot excludes reimbursement revenue.
Data presented as of 6/30/09.

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Dividend History

- 25% increase in dividend per share since 1991



$0.60
$0.58
$0.56
$0.54
$0.52
$0.50
$0.48
$0.46
$0.44
$0.42
$0.40
1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 LTM

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Securities Portfolio

- Diversified portfolio of REIT securities
- Weighted towards REIT Preferreds
  - *Preferred stock ~ 80%*
  - *Common stock ~ 20%*
- Securities as a percentage of total assets: 6%



Office
16.6%
Manufactured
Homes
13.2%
Lodging/Resorts
13.1%
Shopping Centers
10.4%
Diversified
9.9%
Regional Malls
8.8%
Mixed
Industrial/Office
6.7%
Apartments
6.0%
Healthcare
5.3%
All Other Sectors
9.9%

Securities Portfolio - $21 million

Operating Strategy

- Invest in single tenant industrial properties subject to long-term net leases to investment grade tenants. (Average property size - 104,500 sq. ft.)
- Properties comprise integral locations to our tenants' distribution networks.
- Typically located near major interstate-highways, airports, international shipping ports and railroad lines.
- Increased volume in Internet commerce has increased throughput at many of our properties. To meet rising demand, we have completed several expansions of our buildings for existing tenants.
- Focus on maintaining strong tenant relationships – our tenant retention rate exceeds 90%.
- Tenants often house multi-million dollar logistical systems in our buildings thereby making it more difficult and costly to move.
- Financed acquisitions with conventional mortgage debt and have no CMBS debt outstanding.
- Refinanced a building at an initial rate of 6.65% demonstrating our continuing access to debt capital.

Growth Opportunities

- Well positioned to take advantage of a weakened competitive landscape in our sector.
- Currently exploring over 1.9 million square feet of potential acquisition opportunities.
- Seek to continue to leverage our existing tenant relationships to grow our portfolio.
- Target well-established investment grade tenants in key distribution centers.
- Target metro markets in Kansas, North Carolina, Ohio, Oklahoma, Tennessee, Texas & Utah.
- Target cap rates of 8.0% to 9.5% .
- Leverage existing regional and local bank relationships to fund acquisition growth.

MREIC

Recent Developments

- Recently completed expansion of Cheektowaga, NY project:
  - *Increased building size by 20,000 sq ft or 23.5% to 104,981 sq ft*
  - *Increased rent per square foot 13.4% to $9.16*
  - *Increased annual rents 40% to $961,838*
- Recently acquired industrial building in Shawnee County, Topeka, KS:
  - *40,000 square foot building*
  - *$4.1 million purchase price or $102.5/ sq ft*
  - *Triple net lease with credit tenant Coca-Cola Enterprises, Inc.*
  - *Financed with $2.7 million of mortgage debt at 6.5%*

Financial Highlights

Revenues



$45,000
$30,000
$15,000
-
FY 2006
FY 2007
FY 2008
9 Month '08
9 Month '09

FFO (1)



$16,000
$12,000
$8,000
$4,000
-
Non-cash Loss on Securities Transactions, net
FFO
FY 2006
FY 2007
FY 2008
9 Month '08
9 Month '09

FFO Per Share (1)



0.80
0.60
0.40
0.20
-
Non-cash Loss on Securities Transactions, net
FFO / Share
FY 2006
FY 2007
FY 2008
9 Month '08
9 Month '09

Net Income Per Share (2)



$0.60
$0.40
$0.20
-
$(0.20)
Non-cash Loss on Securities Transactions, net
Net Income / Share
FY 2006
FY 2007
FY 2008
9 Month '08
9 Month '09

MREIC

Note: Per Form 10-K dated 9/30/08 and Form 10-Q dated 6/30/09.

(1) FFO is a non-GAAP measure.

(2) Reflects Net Income (Loss) Applicable to Common Shareholders Per Share.

Capital Structure

($USD in millions except price per share)

Capitalization at 6/30/09	
Cash & Cash Equivalents	$8.4
Mortgage Notes Payable	$192.2
Loans Payable [(1)]	19.2
Subordinated Convertible Debentures	14.0
Total Debt	$225.4
Minority Interest	3.5
Series A - 7.625% Cumul. Redeemable Preferred	33.1
Common Stock, Paid-in-Capital & Other	120.8
Shareholders' Equity	$153.8
Total Book Capitalization	$382.7
Accumulated Depreciation	47.1
Total Undepreciated Book Capitalization	$429.8

[(1)] *Includes $15 million drawn under the Company's line of credit.*

MREIC

Data presented as of 6/30/09.

Credit Overview

($USD in millions except price per share)

Leverage Summary at 6/30/09	
Total Debt	$225.4
Preferred	33.1
Total Financing	$258.5
Current Shares Outstanding	*25.3*
Current Market Price Per Share	*$7.12*
Equity Market Capitalization	$180.3
Minority Interest	3.5
Total Market Capitalization	$442.3
Net Debt / Undepreciated Book Capitalization	50.5%
Net Debt / Total Market Capitalization	49.1%
Net Debt + Preferred / Total Market Capitalization	56.6%

	June 30, 2009	
	9 Months	3 Months
Interest Coverage	2.1 x	2.0 x
Fixed Charge Coverage	1.7 x	1.7 x

MREIC

Net debt reflects total debt net of $8.4 million cash and cash equivalents.

Data presented as of 6/30/09. Reflects stock price as of 9/29/2009.

Debt Maturities

- Stable capitalization with limited debt maturities through 2013.



Mortgages $192.2
LOC & Margin Loans 19.2
Convertible Debt 14.0
Total Debt $225.4
$140.0
$120.0
$100.0
$80.0
$60.0
$40.0
$20.0
-
Total Debt ($000's)
FY 2009
FY 2010
FY 2011
FY 2012
FY 2013
Thereafter

MREIC

Data presented as of 6/30/09.

Peer Group Analysis

Dividend Yield



12.0%
9.0%
6.0%
3.0%
-
10.9%
8.6%
8.4%
6.9%
5.3%
5.4%
4.9%
4.8%
3.4%
-
GOOD
MSW
MNRTA
FPO
EGP
DCT
PLD
AMB
PSB
FR

Net Debt / Total Market Capitalization



100.0%
75.0%
50.0%
25.0%
-
1.3%
31.5%
41.0%
44.1%
43.8%
49.1%
57.1%
61.8%
63.5%
76.1%
PSB
MSW
EGP
AMB
DCT
MNRTA
PLD
GOOD
FPO
FR

2010E FFO Multiple



21.0 x
18.0 x
15.0 x
12.0 x
9.0 x
6.0 x
3.0 x
0.0 x
18.1 x
15.3 x
13.9 x
12.9 x
12.7 x
11.7 x
11.6 x
8.6 x
8.5 x
6.7 x
AMB
PLD
MSW
EGP
PSB
MNRTA
DCT
GOOD
FPO
FR

2010E FFO Payout Ratio



150.0%
125.0%
100.0%
75.0%
50.0%
25.0%
-
-
42.6%
58.8%
62.2%
68.9%
75.0%
87.5%
93.2%
98.4%
120.0%
FR
PSB
FPO
DCT
EGP
PLD
AMB
GOOD
MNRTA
MSW

MREIC

Source: SNL Financial. Reflects financial information as of 6-30-09 and stock prices as of 9/29/2009.

Peer Group Analysis

Company Name	Dividend Yield	2010 FFO Payout	Equity Mkt. Cap	Enterprise Value [1]	2010E Price / FFO	2010E Price / AFFO	Net Debt / Total Mkt. Cap
ProLogis	4.9%	75.0%	$5,448	$13,684	15.3 x	19.5 x	57.1%
AMB Property Corporation	4.8%	87.5%	3,456	6,923	18.1	23.5	44.1%
PS Business Parks, Inc.	3.4%	42.6%	1,658	2,338	12.7	17.1	1.3%
DCT Industrial Trust Inc.	5.4%	62.2%	1,228	2,421	11.6	14.5	43.8%
EastGroup Properties, Inc.	5.3%	68.9%	1,012	1,719	12.9	17.6	41.0%
Mission West Properties, Inc.	8.6%	120.0%	733	1,070	13.9	13.4	31.5%
First Potomac Realty Trust	6.9%	58.8%	341	980	8.5	11.3	63.5%
First Industrial Realty Trust, Inc.	nm	-	307	2,670	6.7	12.9	76.1%
Monmouth Real Estate Investment Corp.	**8.4%**	**98.4%**	**180**	**442**	**11.7**	**11.9**	**49.1%**
Gladstone Commercial Corp.	10.9%	93.2%	118	458	8.6	10.3	61.8%
Mean	**6.5%**	**70.7%**	**$1,448**	**$3,271**	**12.0 x**	**15.2 x**	**46.9%**
Median	**5.4%**	**71.9%**	**873**	**2,028**	**12.2**	**13.9**	**46.6%**

Source: Factset. Public Filings, SNL Financial, and Thomson Financial estimates / financial data
Note: Reflects financial information as of 6-30-09 and closing prices as of 9/29/2009
[1] *Reflects market value of equity plus preferred stock, net debt and minority interest.*

MREIC

Source: SNL Financial.

Total Return Performance

1 Year



120
100
80
60
40
20
-
9/29/08
11/28/08
1/28/09
3/30/09
5/30/09
7/30/09
9/29/09

	% Change
Monmouth Real Estate Investment Corp.	11.1%
MSCI US REIT Index	(28.2%)
Peer Group	(49.6%)

3 Year



125
100
75
50
25
-
9/29/06
3/30/07
9/29/07
3/30/08
9/28/08
3/30/09
9/29/09

	% Change
Monmouth Real Estate Investment Corp.	13.4%
MSCI US REIT Index	(43.0%)
Peer Group	(62.9%)

MSCI US REIT Index — Monmouth Real Estate Investment Corp. — Peer Group

MREIC

Source: Factset as of September 29, 2009

Peer Group Includes: PLD, AMB, PSB, DCT, EGP, MSW, FPO, FR, MNRTA & GOOD

Peer Group Institutional Ownership



100.0%
75.0%
50.0%
25.0%
-
99.0%
96.8%
83.2%
82.7%
73.1%
66.7%
65.3%
48.9%
48.4%
18.4%
PLD
AMB
DCT
EGP
FPO
MSW
PSB
GOOD
FR
MNRTA

Source: Thomson.

Affiliate Company

UMH

UMH PROPERTIES, INC.

- Publicly-traded REIT (NYSE Amex: UMH) that owns and operates manufactured home communities
- In business since 1968, public company since 1985
- Market Capitalization = $92.7 million
- 28 manufactured home communities, housing approximately 6,800 home sites
- 500 acres of land for development
- Primary markets - New Jersey, New York, Ohio, Pennsylvania and Tennessee
- Owns 8% of MNRTA shares outstanding or approximately $14 million in equity. Also owns $5 million in MNRTA convertible debentures.
- Recently added to the Russell 2000 Index



Madison
Milwaukee
Lansing
Detroit
Chicago
Toledo
Cleveland
Buffalo
Montpelier
Springfield
Indianapolis
Columbus
Pittsburgh
Harrisburg
Philadelphia
Cincinnati
St. Louis
Louisville
Frankfort
Lexington
Charleston
Baltimore
Richmond
Virginia Beach
Nashville
Raleigh
Charlotte
Memphis
Columbia
Atlanta
Jackson
Montgomery
0
250mi
Copyright (C) 2007 SNL Financial LC. All rights reserved

MREIC

Management and Board of Directors

	Directors	Current Profession	Age	Director Since	Years on Board
	Senior Management				
1	Eugene W. Landy *	Founder, Chairman, President & Chief Executive Officer	75	1968	41
2	Anna T. Chew *	Chief Financial Officer	50	2007	2
3	Cynthia J. Morgenstern	Executive Vice President	39	2002	7
4	Michael P. Landy *	Executive Vice President-Investments	47	2007	2
	Independent Directors				
5	Catherine B. Elflein	CPA; Director of Treasury Celgene Corporation	48	2007	2
6	Neal Herstik	Attorney at Law, Gross, Truss & Herstik, PC	50	2004	5
7	Matthew I. Hirsch	Attorney at Law; Adjunct Professor of Law, Widener University	49	2000	9
8	Joshua D. Kahr *	Principal of Kahr Real Estate Services	34	2007	2
9	Scott L. Robinson	Managing Partner, Cadence Capital Group	38	2005	4
10	Eugene D. Rothenberg *	Investor & retired physician	76	2007	2
11	Stephen B. Wolgin *	U.S. Real Estate Advisors & Logan Equity Distressed Fund	55	2003	6
	Non-Independent Directors				
12	Daniel D. Cronheim	Attorney at Law; David Cronheim Companies	54	1989	20
13	Samuel A. Landy *	Attorney at Law; President and Director of UMH Properties	48	1989	20

* Denotes affiliate of UMH Properties, Inc.

MREIC

Funds From Operations

Funds from operations ("FFO") is defined as net income (computed in accordance with generally accepted accounting principles), excluding preferred dividends and gains or losses from sales of depreciable assets, plus real estate-related depreciation and amortization. FFO should be considered as a supplemental measure of operating performance used by REITs. The Company believes that FFO is helpful to investors as one of several measures of the performance of a REIT. FFO excludes historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis. The items excluded from FFO are significant components in understanding the Company's financial performance.

FFO (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flow as a measure of liquidity. FFO, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company's FFO is calculated as follows:

	Twelve Months Ended September 30,			Nine Months Ended June 30,	
($ in thousands, except per share values)	2006	2007	2008	2008	2009
Net Income (Loss)	$6,166	$10,818	$11,023	$5,415	$(501)
Less: Preferred Dividend	-	(1,870)	(2,521)	(1,891)	(1,891)
Net Income (Loss) Applicable to Common Shareholders	$6,166	$8,948	$8,502	$3,524	$(2,392)
(Gain) Loss on Sale of Investment Property (1)	28	(4,635)	(6,791)	(3,273)	-
Depreciation	4,869	6,327	7,940	5,800	6,351
Depreciation Related to Discontinued Operations	320	231	87	123	23
Amortization of In-Place Lease Intangible Assets	370	736	1,659	1,351	1,219
FFO	$11,753	$11,607	$11,397	$7,524	$5,202
Weighted Average Shares Outstanding - Diluted	19,605	21,150	24,172	24,079	24,820
Net Income (Loss) Applicable to Common Shareholders Per Share - Diluted	$0.31	$0.41	$0.35	$0.15	$(0.10)
FFO Per Share - Diluted	$0.60	$0.55	$0.47	$0.31	$0.21

MREIC

(1) Consists of the gain on sale of the Franklin, MA and Ramsey, NJ properties in 2008, the South Brunswick, NJ property in 2007 and loss on sale of the Wichita, KS property in 2006. These gains (losses) are included in discontinued operations.


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MREIC

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